Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated November 16, 2020, relating to the balance sheet of Far Peak Acquisition Corporation as of October 21, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from October 19, 2020 (inception) through October 21, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 16, 2020